Exhibit 99.2 RADVIEW SOFTWARE LTD. AMENDED AND RESTATED UNITED STATES SHARE INCENTIVE PLAN (2000)

1.	Name:

This plan, as amended from time to time, shall be known as the “RADVIEW SOFTWARE LTD. United States Share Incentive Plan (2000)” (the “Plan”).

2.	Definitions:

2.1 Unless otherwise specified or unless the context otherwise requires, the following terms, as used in the Plan, have the following meanings:

Administrator means the Board of Directors of the Company, unless it has delegated power to act on its behalf to the Committee, in which case the Administrator means the Committee.

Affiliate means a corporation which, for purposes of Section 424 of the Code, is a parent or subsidiary of the Company, direct or indirect.

Code means the United States Internal Revenue Code of 1986, as amended.

Committee means the Share Incentive Committee, which will consist of such number of Directors of the Company (not less than two (2) in number) as may be fixed from time to time by the Board of Directors of the Company, and which may be charged with administration of the Plan.

Company means Radview Software Ltd.

Disability or Disabled means permanent and total disability as defined in Section 22(e)(3) of the Code.

Fair Market Value of a Share means:

(1)	If the Shares are listed on a national securities exchange or traded in the over-the-counter market and sales prices are regularly reported for the Shares, the closing or last price of the Shares on the Composite Tape or other comparable reporting system for the trading day immediately preceding the applicable date;

(2)	If the Shares are not traded on a national securities exchange but are traded on the over-the-counter market, if sales prices are not regularly reported for the Shares for the trading day referred to in clause (1), and if bid and asked prices for the Shares are regularly reported, the mean between the bid and the asked price for the Shares at the close of trading in the over-the-counter market for the trading day on which Shares were traded immediately preceding the applicable date; and

(3)	If the Shares are neither listed on a national securities exchange nor traded in the over-the-counter market, such value as the Administrator, in good faith, shall determine.

ISO means an Option Award meant to qualify as an incentive stock option under Section 422 of the Code.

Key Employee means an employee of the Company or of an Affiliate (including, without limitation, an employee who is also serving as an officer or director of the Company or of an Affiliate), designated by the Administrator to be eligible to be granted one or more Option Awards under the Plan.

Non-Qualified Option means an Option Award that is not intended to qualify as an ISO.

Option Award means an award to a Participant of options to purchase Shares in the Company available under the Plan

Participant means a Key Employee, director or consultant to whom one or more Options are granted under the Plan. As used herein, “Participant” shall include “Participant’s Survivors” where the context requires.

Shares means Ordinary Shares, nominal value NIS .01 share, as to which Option Awards have been or may be granted under the Plan or any share capital into which the Shares are changed or for which they are exchanged within the provisions of Section 11 hereof.

Survivors means a deceased Participant’s legal representatives and/or any person or persons who acquired the Participant’s rights to an Option Award by will or by the laws of descent and distribution.

3.	Purpose:

3.1 The purpose and intent of the Plan is to provide incentives to employees and directors of, and consultants to, the Company and its affiliates (subject to approval by the Israeli Income Tax Authorities) located in the United States of America by providing them with opportunities to purchase Shares in the Company, pursuant to a plan approved by the Board of Directors and in the case of ISOs, pursuant to a plan approved by the Company’s Board of Directors and shareholders which is designed to permit the granting of Option Awards which are ISOs under Section 422 of the Code, and the rules promulgated thereunder.

4.	Administration:

4.1 The Plan will be administered by the Administrator.

4.2 In the event that the Board of Directors has delegated its powers to the Committee, the Board of Directors may from time to time remove members from, or add members to, the Committee and shall fill vacancies in the Committee however caused. The Committee shall select one of its members as its Chairman and shall hold its meetings at such times and places as it shall determine. Actions at a meeting of the Committee at which all of its members are present, or acts reduced to or approved in writing by all members of the Committee, shall be the valid acts of the Committee. The Committee may appoint a Secretary, who shall keep records of its meetings and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

4.3 Subject to the general terms and conditions of this Plan, the Administrator shall have full authority to determine, in its discretion, from time to time and at any time (i) the Participants to whom Option Awards shall be granted, (ii) the number of Shares to be covered by each Option Award, (iii) the time or times at which the same shall be granted, (iv) the price (subject to Section 8 below), schedule and conditions on which such Option Awards may be exercised and on which such Shares acquired under Options Awards shall be paid for (the terms in clauses (i) through (iv), collectively referred to as the “Share Option Terms”), and/or (v) any other matter which is necessary or desirable for, or incidental to, the administration of the Plan; provided that for Option Awards intended to qualify as ISOs pursuant to Section 422(d) of the Code, the instrument granting such Option Award shall restrict the amount of the Option Award which may be exercisable in any calendar year so that the aggregate Fair Market Value (determined at the time each ISO is granted) of the Shares with respect to which ISOs are exercisable for the first time by the Participant in any calendar year does not exceed one hundred thousand dollars ($100,000). Notwithstanding the foregoing, in the event that the Board of Directors has delegated its powers to the Committee, the Administrator shall not have the authority to make determinations of Share Option Terms but shall only have the power to make recommendations in respect of Share Option Terms to the Board of Directors for Board of Director approval.

4.4 Subject to applicable law and regulations, the Administrator may from time to time adopt such rules and regulations for carrying out the plan as it may deem best. No member of the Board of Directors or of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Option Award granted thereunder.

4.5 The interpretation and construction by the Administrator of any provision of the Plan or of any Option Award thereunder shall be final and conclusive unless otherwise determined by the Board of Directors.

4.6 Notwithstanding the foregoing, all such interpretations, rules, determinations, terms and conditions which the Administrator shall make pursuant to this Section 4 or otherwise shall be made and prescribed in the context of preserving the tax status under Section 422 of the Code of those Option Awards which are intended to be ISOs.

5.	Eligible Participants:

5.1 Option Awards may be granted to any Key Employee or other employee (whether or not a director of the Company), or director of, or consultant to, the Company or an Affiliate; provided, however, that ISOs may be granted only to Key Employees. Non-Qualified Options may be granted to any Key Employee or director of, or consultant to, the Company or an Affiliate. The grant of an Option Award to a Participant hereunder shall neither entitle such Participant to participate, nor disqualify the Participant from participating, in any other grant of options pursuant to this Plan or any other share incentive or stock option plan of the Company or any of its Affiliates.

6.	Reserved Shares:

The Company has reserved 1,750,000 authorized but unissued Shares for purposes of the Plan, subject to adjustment as provided in Section 11 hereof. All Shares under the Plan, in respect of which the right hereunder of a Participant to purchase the same shall, for any reason, terminate, expire or otherwise cease to exist, shall again be available for grant through the Option Awards under the Plan.

7.	Option Awards:

7.1 The Administrator in its discretion may award to Participants Option Awards; provided that in the event that the Board of Directors has delegated its powers to the Committee, the Administrator shall not have the authority to award to Participants Options Awards but shall have the authority and power to make recommendations to the Board of Directors as to which Participants the Board of Directors should award Option Awards. The date of grant of each Option Award shall be the date specified by the Board of Directors at the time such award is made.

7.2 The instrument granting an Option Award shall state, inter alia, the number of Shares covered thereby, the dates when it may be exercised and when it may no longer be exercised, the option price, the schedule on which such Shares may be paid for and such other terms and conditions as the Board of Directors in its discretion may prescribe, provided that such terms and conditions are consistent with this Plan, and in the case of Option Awards intended to be ISOs, that none of the terms and conditions conflict with Section 422 of the Code and relevant regulations and rulings of the United States Internal Revenue Service.

7.3 The Board of Directors may, in its discretion, amend any term or condition of an outstanding Option Award; provided (i) such term or condition as amended is permitted by the Plan, (ii) any such amendment shall be made only with the consent of the Participant to whom the Option Award was granted, or in the event of the death of the Participant, the Participant’s Survivors, if the amendment is adverse to the Participant, and (iii) any such amendment of any ISO shall be made only after the Administrator, after consulting the counsel for the Company, determines whether such amendment would constitute a “modification” (as that term is defined in Section 424(h) of the Code) of any Option Award which is an ISO or would cause any adverse tax consequences for the holder of such ISO. Notwithstanding the foregoing, the exercise date of any installment of an Option Award granted as an ISO (and not previously converted into a Non-Qualified Option pursuant to Section 14 hereof) may not be accelerated if such acceleration would violate the annual vesting limitation contained in Section 422(d) of the Code, as described in Section 4.3 above.

8.	Option Price:

The price per share of the Shares covered by each Option Award shall be as determined by the Board of Directors on the date of grant, provided that such price per share of the Shares for any Option Award shall not be less than the par value of the Share, and provided further, that in the case of an ISO:

8.1 Immediately before the Option Award is granted, if the Participant owns, directly or by reason of the applicable attribution rules in Section 424(d) of the Code:

     8.1.1. Ten percent (10%) or less of the total combined voting power of all classes of share capital of the Company or an Affiliate, the price per share of the Shares covered by each Option Award shall not be less than one hundred percent (100%) of the Fair Market Value per share of the Shares on the date of the grant of the Option Award; or

     8.1.2 More than ten percent (10%) of the total combined voting power of all classes of share capital of the Company or an Affiliate, the price per share of the Shares covered by each Option Award shall not be less than one hundred ten percent (110%) of the said Fair Market Value on the date of grant.

9.	Exercise of Option Award:

9.1 Option Awards shall be exercisable pursuant to the terms under which they were awarded and subject to the terms and conditions of this Plan.

9.2 An Option Award, or any part thereof, shall be exercisable by the Participant’s signing and returning to the Company at its principal office, a “Notice of Exercise” which will also constitute a Share Incentive Agreement (the “Agreement”) in such form and substance as may be prescribed by the Administrator from time to time.

9.3 Anything herein to the contrary notwithstanding, but without derogating from the provisions of Section 10 hereof, if any Option Award or any part thereof, has not been exercised and the Shares covered thereby not paid for within ten (10) years from the date of grant (or any other period set forth in the Instrument), such Option Award, or such part thereof, and the right to acquire such Shares, shall terminate, all interests and rights of the Participant in and to the same shall ipso facto expire; provided, however, that for Participants of ISOs who own more than ten percent (10%) of the total combined voting power of all classes of share capital of the Company or an Affiliate, each Option Award shall terminate not more than five (5) years from the date of the grant or at such earlier time as the Instrument may provide.

9.4 Each payment for Shares under an Option Award shall be in respect of a whole number of Shares, shall be effected in cash or by a cashier’s or certified check payable to the order of the Company, or such other method of payment acceptable to the Company, and shall be accompanied by a notice stating the number of Shares being paid for thereby. Notwithstanding the foregoing, the Company shall accept only such payment on exercise of an ISO as is permitted by Section 422 of the Code.

9.5 In the event that the Company will distribute cash dividends or any other cash payments to shareholders, then the dividends (or cash payments) relating to any Shares subject to Options Awards will be distributed to Participants who have exercised Option Awards to the extent exercised.

     No Participant to whom an Option Award has been granted shall have rights as a shareholder with respect to any Shares covered by such Option Award except after due exercise and tender of the full purchase price for the Shares being purchased pursuant to such exercise and registration of the Shares in the Company’s share register in the name of the Participant.

     Each Participant will be fully liable as a shareowner in the Company to the extent of the number and percentage of Shares held by the Participant as a result of the exercise of any Option Award up to the nominal value of the Participant’s Shares.

10.	Termination of Service:

10.1 Subject to the provisions of Sections 10.4 and 10.5 hereof, if a Participant should, for any reason, cease to be employed by, a director of, or a consultant to, the Company or any Affiliate thereof, as the case may be, then all of the Participant’s rights, if any, in respect of (a) all Option Awards theretofore granted to the Participant under the Plan and not exercised (to the extent that they are exercisable at the time of termination) within two (2) weeks after such cessation of employment, directorship or consultancy, and (b) all Shares which may be purchased by the Participant under the Plan and which are not fully paid for within two (2) weeks after such cessation of employment, directorship or consultancy shall ipso facto terminate.

10.2 In the event of such resignation or termination of employment, directorship or consultancy of a Participant from the Company or an Affiliate thereof, such employment, directorship or consultancy shall, for the purposes of this Section 10 be deemed to have ceased upon the delivery to the Company or Affiliate, as applicable, of notice of resignation, or upon the delivery to the Company or Affiliate, as applicable, of notice of termination of employment, directorship or consultancy, as the case may be, irrespective of the effective date of such resignation or termination of employment, directorship or consultancy.

10.3 For the purposes of this Section 10, the following definitions will apply:

10.3.1 “Purchaser” - the Company (if and as permitted to by law) and/or any of its Affiliates and/or any other person or entity designated for this purpose by the Company.

10.3.2 “Back Purchase Period” - 90 days commencing on the last date the Participant is entitled to exercise all Option Awards to the Shares (to the extent they are exercisable at such time).

10.3.3 “Back Purchase” — the purchase of Shares by the Purchaser during the Back Purchase Period.

10.4 In the event of termination of employment, directorship or consultancy by the Company under circumstances where a court of law determined that said circumstances do not entitle the employee, director or consultant to severance pay (“Pitzuei Piturin”) under the law (hereinafter “Termination for Cause”), then said Participant shall not be entitled to exercise any Option Awards subsequent to the time of delivery of the notice of discharge. In addition, prior to the initial public offering of the Company’s shares (the “IPO“), the Purchaser will be entitled to Back Purchase with no time limit any or all of the Shares resulting from the exercise of any Option Awards exercised prior to the date of Back Purchase. The price paid for each Share will be as the Purchaser determines, but not less than the par value of the Share.

10.5 In the event that prior to the IPO, the employment, directorship or consultancy is terminated either by the Company or the Participant for any reason other than Termination for Cause or for no reason at all before the lapse of ten (10) years as of the date of the grant, then the Purchaser will be entitled to Back Purchase within the Back Purchase Period any or all of the resulting from the exercise of any Option Awards exercised prior to the date of Back Purchase. The purchase price per Share will be based upon the higher of:

10.5.1 the Company value to the last outside investors; or

10.5.2 the relative portion of the profits according to the Consolidated Profit and Loss Report relating to the fiscal year preceding the date of Back Purchase of Shares according to this Section, after deducting all taxes applicable to the Company and its subsidiaries, including future taxes which may apply to a distribution of profits and/or dividends from a subsidiary to the Company, at the pro-rata ratio of the Shares subject to Back Purchase to the total issued share capital of the Company at the time of Back Purchase, multiplied by 4.

10.5.3 Any consideration will be reduced by any amounts unpaid on the par value and/or premium on the Shares, including linkage differences accrued as of the date of initial registration of the Shares.

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10.5.4 Notwithstanding anything contained herein to the contrary, in the event that the Board of Directors of the Company resolves to sell all or a substantial part of the Company’s assets (hereinafter the “Sale”) and such Sale involves a termination of employment, directorship or consultancy of the Participant, then the Back Purchase Price will be determined by the Board of Directors of the Company, taking into consideration the terms of Sale.

10.6	Death, Disability, Retirement:

Anything herein to the contrary notwithstanding:

10.6.1 If a Participant shall die while an employee or a director of, or a consultant to, the Company or any Affiliate thereof, the Participant’s estate, to the extent that it has acquired by will or by operation of law the rights of the deceased Participant under the Plan, shall be entitled for a period of three (3) months following the date of death of such Participant, to exercise such rights of such Participant not theretofore exercised, to the same extent (but only to the extent), and on the same terms, as the deceased Participant could have done during or at the end of such three-month period had the Participant survived and had the Participant continued the Participant’s employment, directorship or consultancy with the Company.

10.6.2 If a Participant is unable to continue to be employed by, a director of, or a consultant to, the Company or any Affiliate thereof by reason becoming Disabled while employed by, a director of, or a consultant to, the Company or any Affiliate thereof as a result of an accident or illness or other cause which is approved by the Administrator, such Participant shall continue to enjoy rights under the Plan on such terms and conditions as the Administrator in its discretion may determine; provided, however, that in the case of an ISO, the Participant may exercise any Option Award granted to such Participant:

(a)	To the extent exercisable but not exercised on the date of Disability; and

(b)	In the event rights to exercise the Option Award accrue periodically, to the extent of a pro rata portion of any additional rights as would have accrued had the Participant not become Disabled prior to the end of the accrual period which next ends following the date of Disability. The proration shall be based upon the number of days of such accrual period prior to the date of Disability.

A Disabled Participant holding an Option Award designed to be an ISO may exercise such rights only within the period ending one (1) year after the date of the Participant’s termination of employment, directorship or consultancy, as the case may be, notwithstanding that the Participant might have been able to exercise the Option Award as to some or all of the Shares on a later date if the Participant had not become Disabled and had continued to be an employee, director or consultant or, if earlier, within the originally prescribed term of the Option Award.

10.6.3 If a Participant should retire, the Participant shall continue to enjoy such rights, if any, under the Plan and on such terms and conditions as the Administrator in its discretion may determine; provided, however, that if an Option Award is intended to be an ISO, the time for exercise cannot be later than three (3) months after the Participant’s termination of employment, directorship or consultancy. This subsection 10.6.3 will have priority over Section 10.5.

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11.	Adjustments:

Upon the happening of any of the following described events, a Participant’s rights to purchase Shares under the Plan shall be adjusted as hereinafter provided:

11.1 In the event the Shares of the Company shall be subdivided or combined into a greater or smaller number of shares or if, upon a merger, consolidation, reorganization, recapitalization or the like, the Shares of the Company shall be exchanged for other securities of the Company or of another corporation, then, upon the exercise of an Option Award, each Participant shall be entitled, subject to the conditions herein stated, to purchase such number of Shares or amount of other securities of the Company or such other corporation as were exchangeable for the number of Shares of the Company which such Participant would have been entitled to purchase except for such action, and appropriate adjustments shall be made in the purchase price per Share to reflect such subdivision, combination, or exchange.

11.2 In the event that the Company shall issue any of its Shares or other securities as bonus shares (stock dividend) upon or with respect to any Shares which shall at the time be subject to a right of purchase by a Participant hereunder, each Participant, upon exercising such right, shall be entitled to receive (for the purchase price payable upon such exercise), the Shares as to which the Participant is exercising said right and, in addition thereto (at no additional cost), such number of shares of the class or classes in which such bonus shares (stock dividend) were declared, and such amount of cash in lieu of fractional shares, as is equal to the amount of Shares and the amount of cash in lieu of fractional shares which the Participant would have received had the Participant been the holder of the Shares as to which the Participant is exercising said right at all times between the date of the granting of such right and the date of its exercise.

11.3 Upon the happening of any of the foregoing events, the class and aggregate number of Shares issuable pursuant to the Plan, in respect of which Option Awards have not yet been granted, shall also be appropriately adjusted to reflect the events specified in Sections 11.1 and 11.2 above.

11.4 The Administrator shall determine the specific adjustments to be made under this Section 11, and its determination shall be conclusive; provided, however, that, and notwithstanding the foregoing, any adjustments made pursuant to this Section 11 with respect to ISOs shall be made only after the Administrator, after consulting with counsel for the Company, determines whether such adjustments would constitute a “modification” (as that term is defined in Section 424(h) of the Code) of such ISOs or would cause any adverse tax consequences for the holders of such ISOs. If the Administrator determines that such adjustments made with respect to ISOs would constitute a modification of such ISOs, it may refrain from making such adjustments, unless the holder of an ISO specifically requests in writing that such adjustment be made and such writing indicates that the holder has full knowledge of the consequences of such “modification” on the holder’s income tax treatment with respect to the ISO.

11.5 Upon the dissolution or liquidation of the Company, all Option Awards granted under this Plan which as of such date shall not have been exercised will terminate and become null and void; provided, however, that if the rights of a Participant or a Participant’s Survivors have not otherwise terminated and expired, the Participant or the Participant’s Survivors will have the right immediately prior to such dissolution or liquidation to exercise or accept any Option Award to the extent that the Option Award is exercisable or subject to acceptance as of the date immediately prior to such dissolution or liquidation.

11.6 No fractional shares shall be issued under the Plan and the person exercising an Option Award shall receive from the Company cash in lieu of such fractional Shares equal to the Fair Market Value thereof.

12.	Assignability and Sale of Shares:

12.1 By its terms, an Option Award granted to a Participant shall not be transferable by the Participant other than (i) by will or by the laws of descent and distribution, or (ii) as otherwise determined by the Administrator. The designation of a beneficiary of an Option Award by a Participant shall not be deemed a transfer prohibited by this Section 12.1.

13.	Purchase for Investment.

Unless the offering and sale of the Shares to be issued upon the particular exercise of an Option Award shall have been effectively registered under the Securities Act of 1933, as now in force or hereafter amended (the “1933 Act”), the Company shall be under no obligation to issue the Shares covered by such exercise unless and until the following conditions have been fulfilled:

13.1 The person(s) who exercise(s) such Option Award shall warrant to the Company, prior to the receipt of such Shares, that such person(s) are acquiring such Shares for their own respective accounts, for investment, and not with a view to, or for sale in connection with, the distribution of any such Shares, in which event the person(s) acquiring such Shares shall be bound by the provisions of the following legend which shall be endorsed upon the certificate(s) evidencing their Shares issued pursuant to such exercise or such grant:

“The shares represented by this certificate have been taken for investment and they may not be sold or otherwise transferred by any person, including a pledgee, unless (1) either (a) a Registration Statement with respect to such shares shall be effective under the Securities Act of 1933, as amended, or (b) the Company shall have received an opinion of counsel satisfactory to it that an exemption from registration under such Act is then available, and (2) there shall have been compliance with all applicable state securities laws.”

13.2 At the discretion of the Administrator, the Company shall have received an opinion of its counsel that the Shares may be issued upon such particular exercise or acceptance in compliance with the 1933 Act without registration thereunder.

14.	Conversion of ISOs into Non-Qualified Options; Termination of ISOs:

The Administrator, at the written request of any Participant, may in its discretion take such actions as may be necessary to convert such Participant’s ISOs (or any portions thereof) that have not been exercised on the date of conversion into Non-Qualified Options at any time prior to the expiration of such ISOs, regardless of whether the Participant is an employee of the Company or an Affiliate at the time of such conversion. Such actions may include, but not be limited to, extending the exercise period or reducing the exercise price of the appropriate installments of such Option Award. At the time of such conversion, the Administrator (with the consent of the Participant) may impose such conditions on the exercise of the resulting Non-Qualified Options as the Administrator in its discretion may determine; provided, that such conditions shall not be inconsistent with this Plan. Nothing in the Plan shall be deemed to give any Participant the right to have such Participant’s ISOs converted into Non-Qualified Options, and no such conversion shall occur until and unless the Administrator takes appropriate action. The Administrator, with the consent of the Participant, may also terminate any portion of any ISO that has not been exercised at the time of such conversion.

15.	Notice to Company of Disqualifying Disposition:

Each Key Employee who receives an ISO must agree to notify the Company in writing immediately after the Key Employee makes a Disqualifying Disposition of any Shares acquired pursuant to the exercise of an ISO. A Disqualifying Disposition is any disposition (including any sale) of such Shares before the later of (a) two years after the date the Key Employee was granted the ISO, or (b) one year after the date the Key Employee acquired Shares by exercising the ISO. If the Key Employee has died before such Shares are disposed of, these holding period requirements do not apply and no Disqualifying Disposition can occur thereafter.

16.	Term and Amendment of the Plan:

16.1 The Plan was adopted by the Board of Directors of the Company on May 11, 2000 and shall expire when the Board so resolves (except as to Option Awards outstanding on that date).

16.2 The Plan may be amended by the Board of Directors of the Company. The Plan may also be amended by the Administrator, including, without limitation, to the extent necessary to qualify any or all outstanding Option Awards granted under the Plan or Option Awards to be granted under the Plan for favorable federal income tax treatment (including deferral of taxation upon exercise) as may be afforded incentive stock options under Section 422 of the Code, and to the extent necessary to qualify the Shares issuable upon exercise or acceptance of any outstanding Option Award granted, or Option Awards to be granted, under the Plan for listing on any national securities exchange or quotation in any national automated quotation system of securities dealers. Any modification or amendment of the Plan shall not, without the consent of a Participant, adversely affect the Participant’s rights under an Option Award previously granted to the Participant. With the consent of the Participant affected, the Administrator may amend outstanding Option Awards in a manner which may be adverse to the Participant but which is not inconsistent with the Plan. In the discretion of the Administrator, outstanding Option Awards may be amended by the Administrator in a manner that is not adverse to the Participant.

17.	Continuance of Employment or Other Relationship:

Nothing in this Plan or any Option Award shall be deemed to prevent the Company or an Affiliate from terminating the employment, consultancy or director status of a Participant, nor to prevent a Participant from terminating the Participant’s own employment, consultancy or director status or to give any Participant a right to be retained in employment or other service by the Company or any Affiliate for any period of time.

18.	Governing Law:

The Plan and all instruments issued thereunder or in connection therewith shall be governed by, and interpreted in accordance with, the laws of the State of Israel; provided, however, that in the case of ISOs, shall also be governed by, and interpreted in accordance with, applicable federal laws of the United States of America, and in the case of any conflict between the laws of the State of Israel and applicable federal laws of the United States of America, the federal laws of the United States of America shall govern to the extent necessary to ensure favorable tax treatment under Section 422 of the Code with respect to any such ISO.

19.	Application of Funds:

The proceeds received by the Company from the sale of Shares pursuant to Option Awards granted under the Plan will be used for general corporate purposes of the Company or any subsidiary thereof.

20.	Tax Consequences:

Any tax consequences arising from the grant or exercise of any Option Award, from the payment for Shares covered thereby or from any other event or act (of the Company or the Participant) hereunder, shall be borne solely by the Participant. Furthermore, the Participant shall agree to indemnify the Company and hold it harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Participant. Without limiting the foregoing, in the event that any United States federal, state, or local income taxes, employment taxes, Federal Insurance Contributions Act withholdings or other amounts are required by applicable law or governmental regulation to be withheld from the Participant’s salary, wages or other remuneration in connection with the exercise or acceptance of an Option Award or in connection with a Disqualifying Disposition or upon the lapsing of any right of repurchase, the Company may withhold from the Participant’s compensation, if any, or may require that the Participant advance in cash to the Company, or to any Affiliate of the Company which employs or employed, or has or had a consulting relationship with, the Participant, or to which the Participant is or was a director, the statutory minimum amount of such withholdings unless a different withholding arrangement, including the use of Ordinary Shares or a promissory note, is authorized by the Administrator (and permitted by law). For purposes hereof, the fair market value of the Shares withheld for purposes of payroll withholding shall be determined in the manner provided under “Fair Market Value” in Section 2 above, as of the most recent practicable date prior to the date of exercise. If the Fair Market Value of the Shares withheld is less than the amount of payroll withholdings required, the Participant may be required to advance the difference in cash to the Company or the Affiliate, as applicable. The Administrator in its discretion may condition the exercise of an Option Award for less than the then Fair Market Value on the Participant’s payment of such additional withholding.